Exhibit 99.1

News Release

For Immediate Release

Accomplished International Ophthalmic Industry Executive Joins TearLab

SAN DIEGO, April 21, 2014 -- TearLab Corporation (Nasdaq:TEAR; TSX:TLB) ("TearLab" or the "Company") today announced the appointment of Paul Smith to its senior management team in the newly created position of Vice President, International Markets.

Mr. Smith’s mandate will be the development and execution of a comprehensive international business strategy for TearLab.

Mr. Smith brings a wealth of international ophthalmic sales and marketing, operations and general management experience to the Company. He joins TearLab from his current position as Global Marketing Manager within the Surgical Cataract Franchise at Alcon Laboratories Inc. (“Alcon”). In that role, he was responsible for portfolio management, strategy formulation and implementation for Alcon's largest device franchise, representing over $1 billion in annual revenue. His 12 years of progressive experience at Alcon includes previous positions involving surgical/instrumentation, pharmaceutical and consumer business unit operations and strategy management in global markets.

“Alcon is well-recognized as a leader in the ophthalmic space, both at home and abroad,” commented TearLab’s CEO, Elias Vamvakas. “Paul’s experience at Alcon brings an important depth of knowledge of the international ophthalmic device and pharmaceutical space to TearLab’s management team, and we are very pleased to have attracted an executive of his caliber to this important new position.”

Inducement Grant Under NASDAQ Rule 5635(c)(4)

Upon extending the employment offer to Mr. Smith, a majority of the independent members of the Company’s Board of Directors approved the grant of an option to purchase 100,000 shares of the Company’s common stock. The stock option has a ten-year term and a per share exercise price equal to the higher of (i) the closing price per share of the Company’s common stock as quoted on the Nasdaq Capital Market on April 21, 2014 or (ii) the prior five-day volume weighted average price of the Company’s common stock as quoted on the Nasdaq Capital Market at the close of business on April 21, 2014. The stock option has a vesting commencement date of April 21, 2014, Mr. Smith’s start date with the Company, and will vest in equal annual increments over a three year period, subject to Mr. Smith’s continued service with the Company through each applicable vesting date. In addition, the stock option will fully accelerate as to vesting in the event of a change of control prior to Mr. Smith’s termination of service. The stock option grant was made as an inducement that was material to Mr. Smith’s acceptance of employment with the Company and was granted as an employment inducement award pursuant to NASDAQ Listing Rule 5635(c)(4).

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab® Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about TearLab. Examples of forward-looking statements in this press release include statements regarding the future potential of the TearLab Osmolarity System and the related impact on our sales. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual and quarterly reports on Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

CONTACT:

Stephen Kilmer

(647) 872-4849

skilmer@tearlab.com